Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARC DOCUMENT SOLUTIONS, INC.
A DELAWARE CORPORATION

First:              The name of this corporation is ARC Document Solutions, Inc. (the “Corporation”).

Second:          The registered office of the Corporation in the State of Delaware shall be 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808 and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

Third:           The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth:         The total number of shares of capital stock which the Corporation shall have authority to issue is Ten Million (10,000,000) shares, all of which shall be Common Stock, with a par value of $0.001 per share, and are to be of one class.

Fifth:             The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors, and the directors need not be elected by ballot unless required by the bylaws of the Corporation (as may be amended from time to time, the “Bylaws”). The number of directors of the Corporation shall be determined, and may be increased or decreased from time to time, in the manner provided by the Bylaws.

Sixth:           Subject to any additional vote required by this Fourth Amended and Restated Certificate of Incorporation (this “Restated Certificate”) or the Bylaws, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal any or all of the Bylaws.

Seventh:         The Corporation reserves the right to amend and repeal any provision contained in this Restated Certificate in the manner prescribed by the laws of the State of Delaware. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate in its present form or hereafter amended are granted subject to the rights reserved in this Article.

Eighth:          The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal, modification or elimination of this Article shall be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Ninth:

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors, or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this Article shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors of the Corporation, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any amendment, repeal, modification or elimination of this Article by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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